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                                                                     EXHIBIT 4-b



         Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Southwestern Bell Telephone Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

         This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository. Unless and until it is exchanged in whole or in part for Securities in definitive form in accordance with the provisions of the Indenture and the terms of the Securities, this Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.


                       SOUTHWESTERN BELL TELEPHONE COMPANY

No. R-__                                                          CUSIP ________
                 8,000,000 6 7/8% Debentures due March 31, 2048
                      ($25 principal amount per Debenture)


SOUTHWESTERN BELL TELEPHONE COMPANY, a Missouri corporation (herein referred to as the "Company"), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company, or registered assigns, the principal sum of $200,000,000 on March 31, 2048, except as otherwise provided on the reverse hereof ("Maturity"), at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, State of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof from March 10, 1998, or from the most recent date to which interest has been paid or duly provided for, payable quarterly on March 31, June 30, September 30 and December 31 in each year (each, an "Interest Payment Date"), with the first interest payment commencing June 30, 1998, at the rate of 67/8% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for on each such Interest Payment Date, will, as provided in the Indenture hereinafter referred to, be paid to the person in whose name this Global Security is registered at the close of business on March 15, June 15, September 15 and

December 15 (whether or not a Legal Holiday), as the case may be, next preceding the applicable Interest Payment Date (each, a "Record Date"). Any such payments of interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder as of such Record Date, and may either be paid to the person in whose name this Global Security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this Series not less than 15 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, all as more fully provided in said Indenture.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS GLOBAL SECURITY SET FORTH ON THE REVERSE HEREOF AND SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

         This Global Security shall not be valid or become obligatory for any purpose until the appropriate certificate of authentication hereon shall have been executed by or on behalf of the Trustee under the Indenture referred to on the reverse hereof.



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



         IN WITNESS WHEREOF, Southwestern Bell Telephone Company has caused this Instrument to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto or imprinted hereon.

DATED:  March 10, 1998                 SOUTHWESTERN BELL TELEPHONE
                                        COMPANY


                                       By:
                                          --------------------------------------
                                          Donald E. Kiernan
                                          Vice President


                                       By:
                                          --------------------------------------
                                          Roger W. Wohlert
                                          Treasurer


Certificate of Authentication
This Global Security is one of the
Securities of the Series designated
herein referred to in the
within-mentioned Indenture.


THE BANK OF NEW YORK
as Trustee


By:
   -----------------------------
       Authorized Signatory



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



                           REVERSE OF GLOBAL SECURITY


         This Global Security is one of the duly authorized issue of debt securities of the Company (herein referred to as the "Securities") to be issued under and pursuant to an Indenture dated as of February 1, 1985, as supplemented by the First Supplemental Indenture dated as of June 1, 1991 (herein referred to together as the "Indenture"), duly executed and delivered by the Company to the Bank of New York, as Trustee (herein referred to as the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities.

         The Securities may be issued in one or more series, which series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to additional covenants and Events of Default and may otherwise vary as provided in the Indenture. This Global Security is one of the series designated on the face hereof and such series is limited in aggregate principal amount to $200,000,000. References herein to "Securities" shall mean the Securities of said series.

         In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions permitting the Company and the Trustee with the written consent of the Holders of a majority in principal amount of the outstanding Securities of each Series affected by a supplemental indenture (with each series voting as a class), to enter into a supplemental indenture to add any provisions to or to change or eliminate any provisions of the Indenture or of any supplemental indenture or to modify, in each case in any manner not covered by provisions in the Indenture relating to amendments and waivers without the consent of Holders, the rights of the Security holders of each such series. The Holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class), by notice to the Trustee, may waive compliance by the Company with any provisions of the Indenture, any supplemental indenture or the Securities of any such series except a default in the payment of the principal of or interest on any Security. Any such consent or waiver by the Holder of this Global Security shall be conclusive and binding upon such Holder and upon all future Holders of this Global Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not a notation of such waiver is made upon this Global Security.




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         No reference herein to the Indenture and no provision of this Global
Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Global Security at the times, place and rate, and in the coin or currency, herein prescribed. The Securities are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof.

         The Securities are not redeemable prior to March 31, 2003, except as set forth below. On or after March 31, 2003, and prior to maturity, the Company, at its option, may redeem all or from time to time any part of the Securities upon not less than 30 days but not more than 60 days notice at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest to the date of redemption (the "Redemption Price").

         If a Tax Event occurs and, in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Securities, be more than an insubstantial risk that interest paid by the Company on the Securities is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Securities in whole (but not in part) on not less than 30 nor more than 60 days' notice mailed to Holders of the Securities at the Redemption Price.

         Upon the occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the Securities to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Securities will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards. In the event that the Company elects to exercise its right to shorten the maturity of the Securities upon the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of the Securities by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Securities. Such notice shall be effective immediately upon mailing.

         "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling,


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


regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or
(c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after March 5, 1998, there is more than an insubstantial increase in the risk that interest paid by the Company on the Securities is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

         Ownership of this Global Security shall be proved by the register for the Securities kept by the Registrar. The Company, the Trustee and any agent of the Company may treat the person in whose name this Global Security is registered as the absolute owner thereof but for all purposes.

         No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Global Security or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Global Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Global Security.

         All terms used in the Global Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

         THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS GLOBAL SECURITY.




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